CONSULTING AGREEMENT

THIS AGREEMENT is entered into July 27, 2001 by and between International Synergy Holding Company, Ltd, Inc. a corporation organized and existing under the laws of the State of Nevada having its principal place of business at 31847 Broad Beach Road, Malibu, CA, 90265 ("Company") and Joy W. Kimbell of 4108 Office Parkway, Suite 320, Dallas, TX, 75204

                                   WITNESSETH:

         In consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.   THE SERVICES

     The Consultant has assured the company that they have the required skills as listed below that will allow the Consultant to provide the services required:

a.   Assisting the company in the acquisition of motion picture properties.

b. Assisting the company in strategic planning in the area of securing the development of broadcasting interests including a possible television subsidiary.

c. The consultant will assist the company in arranging agreements with financing partners..


2.   WORK FOR HIRE

a. It is the intention of the parties hereto that all rights, including without limitation copyright in any reports, surveys, marketing promotional and collateral materials prepared by the Consultant pursuant to the terms of this Agreement, or otherwise for Company (hereinafter "the Work") vest in Company. The parties expressly acknowledge that the Work was specially ordered or commissioned by Company, and further agree that it shall be considered a "Work Made for Hire" within the meaning of the copyright laws of the United States and that Company is entitled as author to the copyright and all other rights therein, throughout the world, including, but not limited to, the right to make such changes therein and such uses thereof, as it may determine in its sole and absolute discretion.

b. If, for any reason, the Work is not considered a work made for hire under the copyright law, then the Consultant hereby grants and assigns to Company, its successors and assigns, all of its rights, title, and interest to the Work, including, but not limited to. The copyright herein throughout the world (and any renewal, extension or reversion copyright now or hereafter provided), and all other rights therein of any nature whatsoever, whether now known or hereafter devised, including, but not limited to the right to make such changes therein, and such uses thereof, as Company may determine.

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3.   PROPRIETARY INFORMATION

a. For purposes of this agreement, "proprietary information" shall mean any information relating to the business of Company or any entity in which Company has a controlling interest and shall include (but shall not be limited to) information encompassed in all drawings, designs, programs, plans, formulas, proposals, marketing and sales plans, financial information, costs, pricing information, customer information, and all methods, concepts or ideas in or reasonably related to the business of Company.

b. Consultant agrees to regard and preserve as confidential, all information whether Consultant has such information in memory or in writing or other physical form. Consultant shall not, without written authority from Company to do so, directly or indirectly, use information for the benefit or any other purposes, nor disclose to others. Either during the term of its engagement hereunder or thereafter, except as required by the conditions of consultant's engagement hereunder, any proprietary information.

c. Consultant shall not disclose any reports, recommendations, conclusions or other results of the Services or the existence or the subject matter of this contract without the prior written consent of Company. In Consultant's performance hereunder, Consultant shall comply with all legal obligations it may now or hereafter have respecting the information or other property of any other person, firm or corporation.

d. The Consultant expressly agrees that the covenants set forth in this Paragraph are being given to the Company in connection with the engagement of the Consultant by the company, within the terms stated to the fullest extent deemed reasonable and permitted in law and equity. In the event that the foregoing limitations upon the conduct of the Consultant are beyond those permitted by law, such limitations, both as to time and geographical area, shall be, and be deemed to be, reduced in scope and effect to the maximum extent permitted by law.

e. The foregoing obligations of this Paragraph shall not apply to any part of information that (i) has been disclosed in publicly available sources of information, (ii) is, through no fault of the Consultant, hereafter disclosed in publicly available sources of information, (iii) is now in the possession of Consultant without any obligation of confidentiality, or (iv) has been or is hereafter lawfully disclosed to Consultant by any third party, but only to the extent that the use or disclosure thereof has been or is rightfully authorized by that third party.

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4.   INJUNCTIVE RELIEF

     Consultant acknowledges that the injury to Company resulting from any violation by it or any of the covenants contained in this agreement will be of such a character that it cannot be adequately compensated by money damages, and, accordingly, Company may, in addition to pursuing its other remedies, obtain an injunction from any court having jurisdiction of the matter restricting any such violation; and no bond or other security shall be required in connection with such injunction.


5.   FEES

a. Company shall pay Consultant a consulting fee of 100,000 shares of unrestricted stock. The company will also issue consultant 100,000 warrants for common stock exercisable at $.50 per share.

b. The Consultant shall provide to the Company on the first day of every month an outline as to the Services that will be performed that month. Within ten
     (10) days from the end of each and every month, Consultant will provide to Company a statement as to the work that was performed for the prior month.

c. If in reviewing the statement made by the Consultant to the Company that are required within ten (10) days after the close of a business month, Company determines that Consultant is not making sufficient progress in order to compete work for which Consultant has hired within a reasonable time, the Company will give written notice to Consultant. Consultant shall have fifteen (15) days to complete the work required and provide further reports to the Company.

6.   BENEFITS

     The Consultant, as an independent contractor, shall not be entitled to any other benefits other than the fees provided under Paragraph 5 of this Agreement.

7.   DUTY TO REPORT INCOME

     The Consultant acknowledges and agrees that it is an independent contractor and not an employee of the company and that it is Consultant's sole obligation to report as income all compensation received from company pursuant to this agreement. The Consultant further agrees that the Company shall not be obligated to pay withholding taxes, social security, unemployment taxes, and disability insurance premiums, or similar items, in connection with any payments made to the Consultant pursuant to the terms of this Agreement.

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8.   TERM

     This Agreement shall be effective beginning as of 29 January 2001, and shall continue for a period of one year; provided however, that either Company or Consultant may terminated this Agreement in whole or in part at any time upon thirty (30) days' written notice to the other party. In the event of termination or upon expiration of this Agreement, consultant shall return to company any and all equipment, documents or materials, and all copies made thereof, which Consultant received from Company. For the purposes of this Agreement, the Company shall pay any amounts provided in Paragraph 5 hereof through the date of such termination or expiration.

9.   INDEMNIFICATION


     The consultant shall indemnify and save Company harmless from and against all claims arising in favor of any person, firm or corporation on account of personal injury or property damage in any way resulting from the improper or illegal acts of consultant, its employees or agents. The foregoing indemnity shall include all costs incurred by Company, including reasonable attorneys' fees.

10.  NOTICES

     All notices and billings shall be in writing and sent first class mail to the respective addresses of the parties set forth at the beginning of this Agreement or to such other address as any party may designate by notice delivered hereunder to the other party.

11.  GENERAL

a. The terms and conditions of Paragraphs 3 and 4 hereof shall survive the termination of this Agreement or completion of the Service as the case may be.

b. Neither the Company nor Consultant shall assign this Agreement or delegate its duties hereunder and shall not subcontract any of the Services to be performed hereunder without the prior written consent of the other party hereto.

c.   The laws of the State of Nevada shall govern this Agreement.

d. This Agreement constitutes the entire understanding between Consultant and Company respecting the Services described herein. The terms and conditions of any purchase order shall have no effect upon this Agreement and shall be used for accounting purposes only.

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e.   The failure of either  party to exercise  its rights  under this  Agreement shall not be deemed to be a waiver of such rights or a waiver of any subsequent breach.

f. Any delay or nonperformance of any provision of this Agreement caused by conditions beyond the reasonable control of the performing party shall not constituted a breach a this Agreement, provided that the delayed party has taken reasonable measures to notify the other of the delay in writing. The delayed party's time for performance shall be deemed to be extended for a period equal to the duration of the conditions beyond its control.

g. Company agrees not to knowingly hire or solicit Consultant's employees during performance of this Agreement and for a period for two years after termination of the is Agreement without Consultant's written consent.

h. If a dispute arises under this Agreement, the parties agree to first try to resolve the dispute with the help a mutually agreed-upon mediator in Nevada. Any cost and fees other than attorney fees associated with the mediation shall be shared equally by the parties. If the dispute is not resolved through mediation, the parties agree to submit the dispute to binding arbitration in Nevada under the rules of the American Arbitration Association. Judgement upon the award rendered by the arbitrator may be entered in any court with jurisdiction to do so.

i. If any legal action is necessary to enforce this Agreement, the prevailing party shall be entitled to reasonable attorney fees, costs and expenses.

j. Completed Agreement: This Agreement together with all exhibits, appendices or other attachments, which are incorporated herein by reference, is the sole and entire Agreement between the parties. This Agreement supersedes all prior understandings, agreements and documentation relating to such subject matter.

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


          International Synergy Holding Company, LTD.

           /s/ Kenta Rooks
          ----------------------
          President



          CONSULTANT


          Signature:./s/ Joy W. Kimbell